Exhibit 5.1

KPMG LLP
Chartered Accountants	Telephone	(403) 691-8000
2700 205 — 5th Avenue SW	Fax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca
Consent of Independent Registered Public Accounting Firm
The Board of Directors of Precision Drilling Corporation, as administrator of Precision Drilling Trust
We consent to the use of our reports dated March 20, 2008, with respect to the consolidated balance sheets of Precision Drilling Trust as of December 31, 2007 and 2006, and the related consolidated statements of earnings and retained earnings (deficit) and cash flow for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated by reference in Precision Drilling Trust’s registration statement on Form F-10.
/s/ KPMG LLP

Calgary, Canada
January 21, 2009